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Exhibit 23.1a

Consent of Independent Registered Public Accounting Firm

        We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-4) and related Prospectus of Steel Dynamics Inc. for the registration of $500 million of 6 3/4% Notes due 2015 and to the incorporation by reference therein of our reports dated February 20, 2007, with respect to the consolidated financial statements of Steel Dynamics, Inc., Steel Dynamics, Inc. management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Steel Dynamics Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2006, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Fort Wayne, Indiana
December 7, 2007

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  Exhibit 23.1a
Consent of Independent Registered Public Accounting Firm